Exhibit (a)(1)(E)

Confirmation E-mail to Employees who Elect to Participate in the Offer to Exchange

Certain Outstanding Options for New Options or Restricted Stock Units

Bishop Consulting, LLC, on behalf of Lattice Semiconductor Corporation, has received your election form dated [                , 2008], by which you elected to have some or all of your outstanding eligible options cancelled in exchange for new options or restricted stock units, subject to the terms and conditions of the offer. For this purpose, eligible options include those options with an exercise price equal to or greater than $3.91 per share, that were granted under either the Company’s 1996 Stock Incentive Plan, as amended, or the Company’s 2001 Stock Plan, as amended, and that remain outstanding and unexercised as of the expiration date. However, an option will not be an eligible option (and any election with regard to such option will be disregarded) if, on the expiration date, the exercise price of the option is equal to or less than the closing price of Lattice’s common stock on the expiration date.

If you change your mind, you may withdraw your election as to some or all of your eligible options by completing and signing the withdrawal form which was provided to you previously. A properly completed and signed copy of the withdrawal form must be received via facsimile or e-mail (via PDF or similar imaged document file) by 11:59:59 p.m., Eastern Time, on the offer’s expiration date, February 3, 2009 (unless extended), by:

Suzanne L. Bishop

Bishop Consulting, LLC

Fax: (971) 228-2470

E-mail: stockadmin@latticesemi.com

You also may elect to include additional eligible options in the offer by submitting a new election form that lists all the eligible options you wish to have included in the offer. Only responses that are complete, signed, and actually received by Suzanne Bishop at Bishop Consulting, LLC by the deadline will be accepted. Responses submitted by any other means, including hand-delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

You should direct questions about this offer and requests for additional copies of the Offer to Exchange Certain Outstanding Options for New Options or Restricted Stock Units (referred to as the “Offer to Exchange”) and the other offer documents to:

Suzanne L. Bishop

Bishop Consulting, LLC

6107 SW Murray Blvd., #271

Beaverton, OR 97008

Phone: (503) 372-5761

E-mail: stockadmin@latticesemi.com

Please note that Bishop Consulting, LLC’ receipt of your election form is not by itself an acceptance of the options for exchange. For purposes of the offer, Lattice will be deemed to have accepted eligible options for exchange that are validly tendered and not properly withdrawn as of when Lattice gives oral or written notice to the optionholders generally of its acceptance for exchange of such options, which notice may be made by press release, e-mail or other method of communication. Lattice’s formal acceptance of the properly tendered options is expected to take place shortly after the end of the offer period.

This notice does not constitute the Offer to Exchange. The full terms of the offer are described in (1) the Offer to Exchange; (2) the cover letter from Byron Milstead, dated December 22, 2008; (3) the election form; and (4) the withdrawal form. You also may access these documents through the U.S. Securities and Exchange Commission’s website at www.sec.gov.

Confirmation E-mail to Employees who Withdraw

their Options from the Offer

Bishop Consulting, LLC, on behalf of Lattice Semiconductor Corporation, has received your withdrawal form dated [                , 2008], by which you rejected Lattice’s offer to exchange some or all of your outstanding eligible options for new options or restricted stock units. Please note that eligible options you did not elect to withdraw, if any, on your withdrawal form remain elected for exchange in accordance with the election form previously submitted by you.

If you change your mind and decide that you would like to participate in this offer with respect to some or all of your withdrawn options or other eligible options not subject to a current election form, you must submit a new, properly completed and signed copy of the election form, which must be received via facsimile or e-mail (via PDF or similar imaged document file) by 11:59:59 p.m., Eastern Time, on the offer’s expiration date, February 3, 2009 (unless extended), by:

Suzanne L. Bishop

Bishop Consulting, LLC

Fax: (971) 228-2470

E-mail: stockadmin@latticesemi.com

If you submit a new election form, any previously submitted election form will be disregarded, so your new election form must list all eligible options you wish to exchange. Only responses that are complete, signed and actually received by Suzanne Bishop at Bishop Consulting, LLC by the deadline will be accepted. Responses submitted by any other means, including hand-delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

You should direct questions about this offer and requests for additional copies of the Offer to Exchange Certain Outstanding Options for New Options or Restricted Stock Units (referred to as the “Offer to Exchange”) and the other offer documents to:

Suzanne L. Bishop

Bishop Consulting, LLC

6107 SW Murray Blvd., #271

Beaverton, OR 97008

Phone: (503) 372-5761

E-mail: stockadmin@latticesemi.com

This notice does not constitute the Offer to Exchange Certain Outstanding Options for New Options or Restricted Stock Units (referred to as the “Offer to Exchange”). The full terms of the offer are described in (1) the Offer to Exchange; (2) the cover letter from Byron Milstead, dated December 22, 2008; (3) the election form; and (4) the withdrawal form. You also may access these documents through the U.S. Securities and Exchange Commission’s website at www.sec.gov.